EXHIBIT 10.1
EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into and effective January 1, 2022 (the “Effective Date”) by and between Live Nation Worldwide, Inc., a Delaware corporation (together with its parent, subsidiary and other affiliated entities, “Live Nation”), and Brian Capo (the “Employee”).

WHEREAS, the Employee and Live Nation have previously entered into a Compensation Arrangement dated December 17, 2007, as amended effective December 31, 2008, as amended effective October 22, 2009, and as amended effective January 1, 2017 (the “2007 Agreement”); and

WHEREAS, Live Nation and the Employee desire to forever extinguish the 2007 Agreement and enter into an employment relationship under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements included in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.    TERM OF EMPLOYMENT.

The Employee’s term of employment starts on the Effective Date and ends on the close of business on December 31, 2026 (the “Term”), unless terminated earlier pursuant to the terms set forth in Section 5 below. If this Agreement is not terminated prior to the conclusion of the Term and the Agreement is not renewed in writing by Live Nation and the Employee, the Employee’s employment will no longer be subject to the terms of this Agreement and the Employee’s employment will remain at-will, meaning either Live Nation or the Employee will have the right to terminate the Employee’s employment at any time, with or without advance notice and with or without Cause; provided, however, that any continuing obligations owed to Live Nation by the Employee in accordance with Live Nation’s Employee Handbook, Code of Business Conduct and Ethics, or other policies will remain in full force and effect.

2.    TITLE AND DUTIES; EXCLUSIVE SERVICES.

a.Title and Duties. The Employee agrees to be employed by Live Nation as its Chief Accounting Officer as such title may change during the Term upon mutual agreement of the parties. The Employee will perform such job duties as are usual and customary for this position and will perform such additional services and duties as Live Nation may from time to time designate and which are consistent with this position (collectively, the “Services”). The Employee will report to Live Nation’s President and Chief Financial Officer, currently Joe Berchtold, or his successor or designee (collectively, the “Reporting Manager”). The Employee agrees to abide by Live Nation’s rules, regulations and practices as adopted or modified from time to time by Live Nation, including, without limitation, those set forth in Live Nation’s Employee Handbook and its Code of Business Conduct and Ethics.

b.Exclusive Services. The Employee will devote the Employee’s full working time and efforts to the business and affairs of Live Nation. During employment with Live Nation, the Employee shall not (i) accept any other employment or consultancy, (ii) serve on the board of directors or similar body of any other entity or (iii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place the Employee in a competing position to, that of Live Nation. Notwithstanding the foregoing, to the extent it does not materially interfere with the performance of the Employee’s duties and responsibilities under this Agreement and is not for any entity or person that is competitive to Live Nation, the Employee will be permitted to serve on other corporate, trade associates, civic or charitable boards and committees and participate in cultural, philanthropic and community affairs and projects.

3.    COMPENSATION AND BENEFITS.

a.Base Salary. As of January 1, 2022, Live Nation will pay the Employee an annual gross base salary of $425,000 (the “Base Salary”), less appropriate payroll deductions and all required withholdings. Due to the COVID-19 pandemic and the impact it has had on Live Nation’s business operations (“COVID-19 Issue”), the Employee previously agreed to temporary COVID-19 reductions of his annual gross base salary consistent with similarly situated Live Nation executives. Employee further agrees that Live Nation reserves the right to further temporarily reduce his base salary consistent with reductions to similarly situated Live Nation executives due to the COVID-19 Issue if Live Nation determines the COVID-19 Issue requires a further temporary reduction in base salary. The Employee will be eligible to receive annual increases in such Base Salary in the sole and absolute discretion of the Compensation Committee (the “Committee”) of the Board of Directors of Live Nation (the “Board”). All payments of Base Salary, less appropriate payroll deductions and all required withholdings, are payable in regular installments in accordance with Live Nation’s normal payroll practices, as in effect from time to time and prorated monthly or weekly or for any partial pay period of employment. Currently, pay dates are on the 15th and last day of each month.

b.Annual Bonus. During the Term, in addition to the Employee’s Base Salary, the Employee will be eligible for an annual target bonus of up to 50% of the Employee’s Base Salary to be calculated as follows: (i) 50% of the bonus is based upon Live Nation Entertainment, Inc. achieving its adjusted operating income (“AOI”) target for the applicable calendar year (as determined and calculated by Live Nation in its sole and absolute discretion), and (ii) the other 50% of the bonus is based upon the Employee achieving specific performance targets to be set and determined annually by the Reporting Manager (“Annual Bonus”); notwithstanding the foregoing, however, no Annual Bonus is due if Live Nation Entertainment, Inc. does not achieve its annual AOI target for the applicable calendar year (as determined and calculated by Live Nation in its sole and absolute discretion), regardless of whether the other performance targets are met. Live Nation reserves the right to modify any Annual Bonus in its sole discretion due to business circumstances such as business acquisitions, business sales, venue additions, accounting or non-operational circumstances. The Employee must remain employed by Live Nation through the date on which the Annual Bonus is actually paid in order to be eligible to receive any Annual Bonus.

c.Bonus Advance. Live Nation agreed to advance to the Employee $350,000, less withholding for applicable taxes, as an advance on potential future bonuses and incorporated herein by this reference, which was paid to the Employee on June 30, 2021 (the “Bonus Advance”). Live Nation recouped $200,000 of the 2021 Bonus to be paid to the Employee and will continue to recoup this Bonus Advance during the course of the Employee’s employment through offsets of a minimum amount of 75% of each annual bonus earned by the Employee during the Term until the Bonus Advance is recouped in full. The current amount of the Bonus Advance remaining to be recouped is $150,000. If the Employee’s employment terminates for any reason before the Bonus Advance is fully recouped, the Employee shall pay any such remaining unrecouped amount in full within ten (10) business days following termination.

d.Employee Benefits. During the Term, the Employee will be eligible to participate in such group health, hospitalization, retirement, leave, time off, disability and other insurance plans, programs and policies as are maintained or sponsored by Live Nation from time to time and in which other similarly-situated employees of Live Nation may participate, subject to the terms and conditions of the applicable plans, programs or policies, as may be amended from time to time in Live Nation’s sole and absolute discretion.

e.Expenses. Upon timely submission of proper documentation in accordance with Live Nation’s applicable expense reimbursement policies, as in effect from time to time, Live Nation will pay or reimburse the Employee for all normal and reasonable business expenses actually incurred by the Employee in connection with the Employee’s provision of the Services. To the extent that any reimbursements paid under this paragraph are deemed to constitute taxable compensation to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed to the Employee promptly, but in no event later than December 31 of the year following the year in which the expense was incurred. The amount of any payments under this paragraph eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Employee’s right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.

4.    COVENANTS.

a.Live Nation Confidential Information. During the course of the Employee’s employment with Live Nation, Live Nation will provide the Employee with access to certain confidential information, trade secrets and other matters which are of a confidential or proprietary nature, including, without limitation, Live Nation’s customer lists, pricing information, production and cost data, compensation and fee information, strategic business plans, budgets, financial statements, employment pay information and data and other information Live Nation treats as confidential or proprietary (collectively, the “Confidential Information”). The Employee understands that Confidential Information shall not include the factual information related to any claim of unlawful employment practices, discrimination, or harassment occurring in the workplace, at work-related events, or off the employment premises involving employees, and/or employees and the employer, including claims of sexual misconduct, sexual assault, sexual harassment, or harassment or discrimination based on sex. Live Nation provides on an ongoing basis such Confidential Information as Live Nation deems necessary or desirable to aid the Employee in the performance of the Employee’s duties. The Employee understands and acknowledges that such Confidential Information is confidential and proprietary, and agrees not to disclose such Confidential Information to anyone outside Live Nation except to the extent that: (i) the Employee deems such disclosure or use reasonably necessary or appropriate in connection with performing the Employee’s duties on behalf of Live Nation; (ii) the Employee is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, the Employee will promptly inform Live Nation of such event, will cooperate with Live Nation in attempting to obtain a protective order or to otherwise restrict such disclosure and will only disclose Confidential Information to the minimum extent necessary to comply with any such court order; or (iii) such Confidential Information becomes generally known to and available for use in the industries in which Live Nation does business, other than as a result of any breach by the Employee of this Section 4(a). Notwithstanding the foregoing, in accordance with the Defend Trade Secrets Act of 2016, Employee understands that Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of any Confidential Information or trade secret that (A) is made (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Employee further agrees that the Employee will not, during the Term and/or at any time thereafter, use such Confidential Information for any purpose other than legitimate purposes in the performance of the Employee’s duties, including, without limitation, competing, directly or indirectly, with Live Nation. At such time as the Employee ceases to be employed by Live Nation or earlier upon Live Nation’s request, the Employee will immediately turn over to Live Nation all Confidential Information, including papers, documents, writings, electronically stored information, other property and all copies of them, provided to or created by the Employee during the course of the Employee’s employment with Live Nation.

b.Third-Party Confidential Information. The Employee agrees that any confidential or proprietary information and materials that the Employee receives from third parties in connection with or relating to the Employee’s employment with Live Nation shall also be deemed “Confidential Information” for all purposes of this Agreement and will be subject to all limitations on use and disclosure set forth in this Agreement. The Employee will not use or disclose any such information and materials in any manner inconsistent with any of Live Nation’s obligations towards such third party. Additionally, the Employee acknowledges the Employee’s obligation to preserve the trade secrets and confidential and proprietary information of the Employee’s prior employers.

c.Non-Solicitation. To further preserve the rights of Live Nation pursuant to the non-disclosure covenant above and to protect Live Nation’s legitimate interest in the integrity of its workforce, the members of which would be unknown to the Employee absent the Employee’s employment hereunder, during the Term and for a period of twelve (12) months following the termination of the Employee’s employment with Live Nation for any reason, the Employee will not, directly or indirectly: (i) solicit or encourage any current employee to terminate his or her employment with Live Nation; (ii) solicit or encourage any current Live Nation employee or any former Live Nation employee whose employment terminated within six months of the termination of the Employee’s employment with Live Nation (each, a “Current or Former Employee”) to accept employment with any business, person or entity with which the Employee may be associated; or (iii) encourage or assist in any way any such business, person or entity from taking any action which the Employee could not take individually under this Section 4(c), including, without limitation, identifying any Current or Former Employee as a potential candidate for employment therewith.

d.Non-Competition. To further preserve the rights of Live Nation pursuant to the covenants in this Section 4, and for the consideration promised by Live Nation under this Agreement, during the Term and for a period of twelve (12) months following the termination of the Employee’s employment with Live Nation for any reason, the Employee will not, directly or indirectly, including, without limitation, as an owner, director, principal, agent, officer, employee, partner, consultant or otherwise, carry on, operate, manage, control or become involved in any manner with any business, operation, corporation, partnership, association, agency or other person or entity which is in the same business as Live Nation in any location in which Live Nation operates, including any area within a 50-mile radius of any such location. The foregoing shall not prohibit the Employee from owning up to 5% of the outstanding capital stock of any publicly-held company.

To further preserve the rights of Live Nation pursuant to the non-disclosure covenant above, and for the consideration promised by Live Nation under this Agreement, during the Term and for a period of twelve (12) months following the termination of the Employee’s employment with Live Nation for any reason, the Employee will not, directly or indirectly, either for the Employee or for any other business, operation, corporation, partnership, association, agency or other person or entity, call upon, compete for, solicit, divert, take away or attempt to divert or take away, current or prospective customers or clients of Live Nation, including, without limitation, any customer or client: (i) with whom Live Nation has an existing agreement or business relationship; or (ii) with whom Live Nation has had an agreement or business relationship within the six-month period preceding the Employee’s last day of employment with Live Nation.

e.Non-Disparagement. During the Term and for a period of twelve (12) months following termination of the Employee’s employment with Live Nation for any reason, the Employee agrees that the Employee shall not publicly or privately disparage, defame or criticize Live Nation or its officers, directors, employees or representatives. The Employee understands that this provision does not relate to the Employee disclosing factual information related to any claim of unlawful employment practices, discrimination, or harassment occurring in the workplace, at work-related events, or off the employment premises involving employees, and/or employees and the employer, including claims of sexual misconduct, sexual assault, sexual harassment, or harassment or discrimination based on sex.

f.Written, Printed or Electronic Material. All written, printed and electronic material, notebooks and records including, without limitation, computer disks used by the Employee in performing duties for Live Nation, including any Confidential Information and all copies thereof in any medium contained, are and shall remain the sole property of Live Nation. Upon termination of the Employee’s employment or any earlier request by Live Nation, the Employee shall promptly return all such materials (including all copies, extracts and summaries thereof) to Live Nation.

g.Proprietary Rights; Assignment. All Employee Developments shall be made for hire by the Employee for Live Nation or any of its subsidiaries or affiliates. “Employee Developments” means any idea, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other word or authorship that (i) relates to the business or operations of Live Nation or any of its subsidiaries or affiliates, or (ii) results from or is suggested by any undertaking assigned to the Employee or work performed by the Employee for or on behalf of Live Nation or any of its subsidiaries or affiliates, whether created alone or with others, during or after working hours. All Confidential Information and all Employee Developments shall remain the sole property of Live Nation or any of its subsidiaries or affiliates. The Employee shall acquire no proprietary interest in any Confidential Information or Employee Developments developed or acquired during the Term. To the extent the Employee may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Employee Development, the Employee hereby assigns to Live Nation all such proprietary rights. The Employee shall, both during and after the Term, upon Live Nation’s request, promptly execute and deliver to Live Nation all such assignments, certificates and instruments, and shall promptly perform such other acts, as Live Nation may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend Live Nation’s rights in Confidential Information and Employee Developments.

h.Reasonableness of Covenants. Live Nation and the Employee agree that the restrictions contained in this Section 4 are reasonable in scope and duration and are necessary to protect Live Nation’s legitimate business interests and Confidential Information. If any provision of this Section 4 as applied to any party or to any circumstance is judged by a court or arbitrator to be invalid or unenforceable, the same will in no way affect the validity or enforceability of the remainder of this Agreement. If any such provision of this Section 4, or any part thereof, is held to be unenforceable because of the scope, duration or geographic area covered thereby, the parties agree that the court or arbitrator making such determination will have the power to reduce the scope and/or duration and/or geographic area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.

i.Breach of Covenants. The parties acknowledge and agree that any breach of this Section 4 by the Employee will cause irreparable damage to Live Nation, and upon any such breach of any provision of these covenants, Live Nation shall be entitled to injunctive relief, specific performance or other equitable relief without the need to post bond or other security therefor; provided, however, that this Section 4(h) shall in no way limit any other remedies which Live Nation may have (including, without limitation, the right to seek monetary damages). Should the Employee violate any provision of this Section 4, then, in addition to all other rights and remedies available to Live Nation at law or in equity, the duration of this covenant shall automatically be extended for the period of time from which the Employee began such violation until the Employee permanently ceases such violation.

5.    TERMINATION.

The Employee’s employment with Live Nation may be terminated at any time under the following circumstances:

a.Termination Without Cause or for Good Reason. Live Nation may terminate the Employee’s employment without Cause (as defined below) or the Employee may terminate the Employee’s employment for Good Reason (as defined below) at any time during the Term. If the Employee experiences a “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”) due to the termination of the Employee’s employment by Live Nation without Cause or the Employee’s termination of the Employee’s employment for Good Reason during the Term, Live Nation shall promptly or, in the case of obligations described in clause (iii) below, as such obligations become due, pay or provide to the Employee, (i) the Employee’s earned but unpaid Base Salary accrued through the date of such Separation from Service (the “Termination Date”), (ii) reimbursement of any business expenses incurred by the Employee prior to the Termination Date that are reimbursable under Section 3(e) above, and (iii) any vested benefits and other amounts due to the Employee under any plan, program or policy of Live Nation (together, the “Accrued Obligations”). In addition, subject to the Employee’s execution and non-revocation of a binding release in accordance with Section 5(g) below, in the event of the Employee’s Separation from Service with Live Nation by reason of a termination without Cause or a termination by the Employee for Good Reason, Live Nation shall pay to the Employee in a lump-sum payment within 90 days of the Employee’s Termination Date, but in no event later than March 15 of the calendar year immediately following the calendar year in which the Termination Date occurs, provided the Employee has executed and not revoked the binding release prior to that date, the equivalent of nine (9) months Base Salary, as in effect immediately prior to the Termination Date, less withholdings for applicable taxes and appropriate payroll deductions (the “Severance”). Additionally, if, due to the ongoing COVID-19 Issue or such similar pandemic or other infectious control measures, acts of God, mandates and / or restrictions imposed by applicable local, state or federal governments, live events and/or the concert business is significantly impeded or prevented from operating and there are company- or division-wide furloughs occurring related to similarly situated employees and the Employee’s employment is temporarily furloughed or Base Salary is reduced, the Employee agrees that such temporary furlough or salary reduction shall not be deemed a termination without Cause under this Agreement or deemed a breach of this Agreement. Notwithstanding the foregoing, the Employee will remain eligible for Severance in accordance with the provisions contained in this Section 5 based on the date the furlough occurred only for purposes of determining how much Severance may be owed under this Section 5 under the following circumstances: (A) such temporary furlough exceeds twelve (12) months; or (B) Live Nation notifies the Employee that the Employee’s employment with Live Nation is terminated without Cause immediately after or during the furlough.

b.Resignation. The Employee may terminate his employment by resigning at any time upon thirty (30) days’ written notice provided to Live Nation in accordance with Section 6 below; provided, however, that Live Nation may, in its sole discretion, waive such notice period without payment in lieu thereof. Upon such a resignation, the Employee shall be entitled to receive the Accrued Obligations promptly or, in the case of benefits described in Section 5(a) (iii) above, as such obligations become due.

c.Death; Disability. If the Employee dies during the Term or the Employee’s employment is terminated due to his total and permanent disability (as determined by Live Nation), the Employee or the Employee’s estate, as applicable, shall be entitled to receive the Accrued Obligations promptly or, in the case of benefits described in Section 5(a)(iii) above, as such obligations become due.

d.Cause. Live Nation may terminate the Employee’s employment immediately for Cause by providing notice to the Employee in accordance with Section 6 below. If Live Nation terminates the Employee’s employment for Cause, the Employee shall be entitled to receive the Accrued Obligations promptly or, in the case of benefits described in Section 5(a) (iii) above, as such obligations become due.

e.Termination by Live Nation or the Employee Upon Expiration of the Term. If the Employee’s employment with Live Nation is terminated by Live Nation or the Employee upon expiration of the Term (including any Extension Term), the Employee shall be entitled to receive the Accrued Obligations promptly or, in the case of benefits described in Section 5(a)(iii) above, as such obligations become due.

f.Potential Six-Month Payment Delay. Notwithstanding anything to the contrary in this Agreement, if on the Employee’s Termination Date, the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B), as determined by Live Nation in accordance with the requirements of Treasury Regulation Section 1.409A-1(i), compensation and benefits that become payable in connection with a Separation from Service (if any), including, without limitation, any Severance payments, shall be paid to the Employee during the 6-month period following the Employee’s Termination Date only to the extent that Live Nation reasonably determines that paying such amounts at the time or times indicated in this Agreement will not cause the Employee to incur additional taxes under Section 409A. If the payment of any such amounts is delayed as a result of the previous sentence, then, within 30 days following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes, including as a result of the Employee’s death), Live Nation shall pay to the Employee (or the Employee’s beneficiary in the event of the Employee’s death) a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Employee during such 6-month period, without interest thereon.

g.Release. The Employee’s right to receive the Severance set forth in this Section 5 is conditioned on and subject to, within 60 days of the Employee’s Termination Date, the Employee executing and not revoking a general release and waiver of claims against Live Nation, in a form prescribed by Live Nation. If the Employee does not execute such release within 60 days following the Termination Date, no Severance shall be payable under this Section 5.

h.Exclusivity of Benefits. Except as expressly provided in this Section 5, the Employee acknowledges that Live Nation shall have no further obligations to the Employee following the Termination Date, whether under this Agreement, in connection with the Employee’s employment, the termination thereof or otherwise.

i.Definitions. For purposes of this Agreement:

“Good Reason” shall mean a material reduction in the Employee’s duties, responsibilities and/or compensation without the Employee’s consent or a material breach of this Agreement (collectively or individually, the “Event”). A termination by the Employee will not be for Good Reason unless and until (A) within 30 days of the Event first occurring the Employee provides Live Nation with written notice describing such Event, (B) such Event

(if susceptible to correction) is not corrected by Live Nation within 30 days after Live Nation’s receipt of such notice and (C) the Employee terminates employment no later than 30 days after the expiration of the correction period provided in clause (B) above.

“Cause” shall mean: (i) continued or repeated non-performance by the Employee of the Employee’s duties hereunder (other than by reason of the Employee’s physical or mental illness, incapacity or disability); (ii) the Employee’s refusal or failure to follow lawful directives from Live Nation; (iii) commission by the Employee of a felony or other crime involving moral turpitude or other conduct by the Employee that, as determined in the sole discretion of Live Nation, has resulted in, or could reasonably be expected to result in, material injury to the reputation or financial condition of Live Nation, including, without limitation, commission of a theft, fraud or embezzlement; (iv) a breach by the Employee of any provision of this Agreement; (v) an act or omission by the Employee constituting a material act of misconduct in connection with the performance of the Employee’s duties hereunder, including, without limitation, any violation of Live Nation’s policy on sexual harassment or discrimination, or any misappropriation of funds or property of Live Nation other than the occasional, customary and de minimis use of Live Nation property for personal purposes; (vi) any other act of misconduct as determined in the sole discretion of Live Nation; or (vii) a violation by the Employee of Live Nation’s employment policies, including, without limitation, those set forth in Live Nation’s Employee Handbook, or Live Nation’s Code of Business Conduct and Ethics. The Employee will be given written notice and ten (10) days’ notice to cure any of the Cause provisions set forth in sections (i), (ii), (iv), (vi) and (vii) above, if such violation is susceptible to cure as determined by Live Nation in its reasonable discretion.

6.    NOTICES.

Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by facsimile, e-mail or registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method, or to anyone other than as described below, as agreed upon by the parties):

If to Live Nation:

9348 Civic Center Drive
Beverly Hills, California 90210
Telephone: (310) 975-6875
Attention: Lori S. Lilly

If to the Employee:

to the Employee’s most current home address on file with Live Nation’s Human Resources Department, or to such other address as any party hereto may designate by notice to the other in accordance with this Section 6, and any such notice shall be deemed to have been given upon receipt.

7.    SECTION 409A.

To the fullest extent applicable, the compensation and benefits payable under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A in accordance with one or more of the exemptions available under the final Treasury Regulations promulgated under Section 409A (the “Treasury Regulations”). To the extent that any such compensation or benefit under this Agreement is or becomes subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation in accordance with the Treasury Regulations, this Agreement is intended to comply with the applicable requirements of Section 409A with respect to the payment of such compensation or benefits. This Agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent. Notwithstanding anything herein to the contrary, the Employee expressly agrees and acknowledges that in the event that any taxes are imposed under Section 409A in respect of any compensation or benefits payable to the Employee, whether in connection with a Separation from Service under this Agreement or otherwise, then (i) the payment of such taxes shall be solely the Employee’s responsibility, (ii) neither Live Nation, its affiliated entities nor any of their respective past or present directors, officers, employees or agents shall have any liability for any such taxes and (iii) the Employee shall indemnify and hold harmless, to the greatest extent permitted under law, each of the foregoing from and against any claims or liabilities that may arise in respect of any such taxes.

8.    PARTIES BENEFITTED; ASSIGNMENT.

This Agreement shall be binding upon the Employee, the Employee’s heirs and the Employee’s personal representative or representatives, and upon Live Nation and its respective successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Employee, other than by will or by the laws of descent and distribution.

9.    GOVERNING LAW; VENUE.

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to any choice of law or conflict provisions or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. Subject to Section 11 below, the Employee hereby expressly consents to the personal jurisdiction of the state and federal courts located in Houston, Texas for any lawsuit arising from or relating to this Agreement.

10.    LITIGATION AND REGULATORY MATTERS.

During and after the Term, the Employee will reasonably cooperate with Live Nation in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Live Nation which relate to events or occurrences that transpired while the Employee was employed by Live Nation. The Employee’s cooperation in connection with such claims or actions shall include, without limitation, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Live Nation at mutually convenient times. During and after the Employee’s employment, the Employee also shall cooperate fully with Live Nation in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Employee was employed by Live Nation. If any such cooperation occurs after the Employee’s termination of employment with Live Nation, then Live Nation shall reimburse the Employee for all reasonable costs and expenses incurred in connection with the Employee’s performance under this Section 10.

11.    ARBITRATION.

In consideration of the mutual covenants and agreements included in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

The Employee agrees that, to the fullest extent permitted by law, any and all claims or controversies between the Employee and Live Nation (or between the Employee and any present or former officer, director, agent or employee of Live Nation or any parent, subsidiary or other entity affiliated with Live Nation and the successors and assigns of any of the listed persons or entities), shall be resolved by final and binding arbitration only and will not be decided by a court or jury or any other forum, except as otherwise provided in this Section 11. Claims subject to arbitration (“Covered Claims”) shall include, without limitation: any and all claims, disputes or controversies that Live Nation may have, now or in the future against the Employee or that the Employee may have now or in the future, against Live Nation or one of its employees or agents, arising out of or related to the Employee’s employment with Live Nation or the termination of the Employee’s employment, with the exception of the Claims Not Covered as described below. The parties agree that any dispute, controversy or claim, whether based on contract, tort, statute, discrimination, retaliation or otherwise, relating to, arising from or connected in any manner to this Agreement, or to any alleged breach of this Agreement, or arising out of or relating to the Employee’s employment or termination of employment, shall, upon the timely written request of either party be submitted to and resolved by binding arbitration. Claims not subject to arbitration (“Claims Not Covered”) shall include claims for unemployment benefits, and workers’ compensation claims or claims that may not, as a matter of law be subject to arbitration. Live Nation and the Employee are voluntarily entering into this agreement, and as valid consideration, both parties have mutually agreed to arbitrate all Covered Claims that each may have against the other with respect to the Employee’s employment with Live Nation. The Employee may only bring claims under this Agreement in the Employee’s individual capacity and not as a plaintiff or class member in any purported class, collective or representative proceeding. Further, the arbitrator may not consolidate more than one person’s claims, and may not otherwise preside over any form of a representative or class, collective or representative proceeding. The arbitration shall be conducted in Houston, Texas. Any arbitration proceeding shall be conducted in accordance with the Employment Arbitration Rules and Procedures of New Era (“New Era”) ADR (the “New Era Rules”), which can be found at https://www.neweraadr.com/rules-and- procedures/, a copy of which will be provided to the Employee upon his request. Unless otherwise agreed to by the parties in writing, the arbitration shall be conducted by one arbitrator who is a member of New Era and who is selected pursuant to the methods set out in the New Era Rules. Any claims received after the applicable/relevant statute of limitations period has passed shall be deemed null and void. The award of the arbitrator shall be a reasoned award with findings of fact and conclusions of law. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement, to enforce an arbitration award and to vacate an arbitration award. However, in actions seeking to vacate an award, the standard of review to be applied by said court to the arbitrator’s findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury. Live Nation will pay the actual costs of arbitration excluding attorneys’ fees, to the extent required by law. Each party will pay its own attorneys’ fees and other costs incurred by their respective attorneys. THE PARTIES UNDERSTAND AND AGREE THAT THIS AGREEMENT CONSTITUTES A WAIVER OF THEIR RIGHT TO A TRIAL BY JURY OF ANY CLAIMS OR CONTROVERSIES COVERED BY THIS AGREEMENT OR TO PARTICIPATE IN A CLASS, COLLECTIVE OR REPRESENTATIVE ACTION, UNLESS APPLICABLE STATE OR FEDERAL LAW PROHIBITS SUCH WAIVER OF CLASS, COLLECTIVE OR REPRESENTATIVE ACTION. THE PARTIES AGREE THAT, TO THE FULLEST EXTENT ALLOWED BY LAW, NONE OF THOSE CLAIMS OR CONTROVERSIES SHALL BE RESOLVED BY A JURY TRIAL OR IN A CLASS, COLLECTIVE OR REPRESENTATIVE ACTION, UNLESS APPLICABLE STATE OR FEDERAL LAW PROHIBITS SUCH WAIVER OF CLASS, COLLECTIVE OR REPRESENTATIVE ACTION. However, the Employee acknowledges that the Employee has the right to: report any good faith allegation of unlawful employment practices to any appropriate federal, state, or local government agency enforcing discrimination laws; report any good faith allegation of criminal conduct to any appropriate federal, state, or local official; participate in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws; make any truthful statements or disclosures required by law, regulation, or legal process; and request or receive confidential legal advice.

12.    REPRESENTATIONS AND WARRANTIES OF THE EMPLOYEE.

The Employee represents and warrants to Live Nation that: (i) the Employee is under no contractual or other restriction which is inconsistent with the execution of this Agreement, the performance of the Employee’s duties hereunder or the other rights of Live Nation hereunder; (ii) the Employee is under no physical or mental disability that would hinder the performance of the Employee’s duties under this Agreement; and (iii) the Employee’s execution of this Agreement and performance of the Services under this Agreement will not violate any obligations that the Employee may have to any other or former employer, person or entity, including any obligations to keep in confidence proprietary information, knowledge or data acquired by the Employee in confidence or in trust prior to becoming an employee of Live Nation. The Employee further represents, warrants and covenants that the Employee will not disclose to Live Nation, or use in connection with the Employee’s activities as an employee of Live Nation, or induce Live Nation to use, any proprietary or confidential information or trade secrets of the Employee or any third party at any time, including, without limitation, any proprietary, confidential information or trade secrets of any former employer.

13.    MORALITY CLAUSE.

The Employee agrees that he shall not commit any act or do anything which might reasonably be considered to be immoral, deceptive, scandalous, or obscene and has the potential to injure, tarnish, damage or otherwise negatively affect the reputation and goodwill associated with Live Nation or any of its employees, subsidiaries, affiliates, joint ventures or parent(s) as determined by Live Nation in its reasonable discretion. Should the Employee violate this clause, it shall be deemed sufficient basis for a Cause termination under Section 5(d) above.

14.    MISCELLANEOUS.

a.Amendment. The terms of this Agreement may not be amended or modified other than by a written instrument executed by the parties hereto or their respective successors.

b.Withholding. Live Nation shall withhold from any amounts payable under this Agreement all federal, state, local and/or foreign taxes, as Live Nation determines to be legally required pursuant to any applicable laws or regulations.

c.No Waiver. Failure by either party hereto to insist upon strict compliance with any provision of this Agreement or to assert any right such party may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition.

d.Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof or the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law.

e.Construction. The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, any rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to all parties hereto and not in favor or against any party by the rule of construction abovementioned.

f.Assignment. This Agreement is binding on and for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Employee.

g.Entire Agreement. As of the Effective Date, this Agreement, constitutes the final, complete and exclusive agreement and understanding between Live Nation and the Employee with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to the Employee by Live Nation or any representative thereof.

h.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

i.Captions. The captions of this Agreement are not part of the provisions hereof, rather they are included for convenience only and shall have no force or effect.

THE EMPLOYEE ACKNOWLEDGES THAT THE EMPLOYEE (I) HAS BEEN ADVISED BY LIVE NATION TO CONSULT WITH LEGAL COUNSEL CONCERNING THIS AGREEMENT AND HAS HAD THE OPPORTUNITY TO DO SO, (II) HAS READ AND UNDERSTANDS THIS AGREEMENT, (III) IS FULLY AWARE OF THE LEGAL EFFECT OF THIS AGREEMENT AND (IV) HAS ENTERED INTO IT FREELY BASED ON THE EMPLOYEE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement effective as of the date first written above.

THE EMPLOYEE

Date:	May 3, 2022	/s/ Brian Capo
Brian Capo

LIVE NATION WORLDWIDE, INC.

Date:	May 3, 2022	By: /s/ Joe Berchtold
Name: Joe Berchtold
Title: President, Live Nation Entertainment